NAME OF REGISTRANT:
TEMPLETON DRAGON FUND, INC.
FILE NO. 811-08394

EXHIBIT ITEM NO. 77(C) MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


The Annual  Meeting of  Shareholders  of the  Templeton  Dragon Fund,
Inc. (the "Fund") was held at the Fund's offices,  500 E. Broward
Blvd., Fort Lauderdale, Florida, on May 30, 2008. The purpose of the meeting was to elect four (4) Directors of the Fund and to consider the approval or rejection of a shareholder proposal to request that the Board of Directors consider approving, and submitting for shareholder approval at a future shareholder meeting, a proposal to convert the Fund from a closed-end fund to an open-end fund. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund:
Harris J. Ashton,  Ann Torre Bates,  Frank J. Crothers and Constantine
D. Tseretopoulos.* No other business was transacted at the meetings.

The results of the voting at the Annual Meeting are as follows:

Proposal 1:  The election of four Directors:

                                      % OF       % OF             % OF    % OF
                                   OUTSTANDING VOTED         OUTSTANDING VOTED
  TERM EXPIRING 2011:           FOR  SHARES    SHARES  WITHHELD SHARES  SHARES
------------------------------------------------------------------------------
  Harris J. Ashton             32,250,538 85.15% 96.67% 1,109,860 2.93% 3.33%
  Frank J. Crothers            32,264,767 85.19% 96.72% 1,095,531 2.89% 3.28%
  Constantine D. Tseretopoulos 32,274,885 85.22% 96.75% 1,085,513 2.87% 3.25%

                                % OF      % OF                % OF        % OF
                              OUTSTANDING VOTED           OUTSTANDING    VOTED
TERM EXPIRING 2009:   FOR      SHARES     SHARES WITHHELD  SHARES      SHARES
-----------------------------------------------------------------------------
  Ann Torre Bates   32,284,244 85.24% 96.77%  1,076,154   2.84%    3.23%


Proposal 2:  The rejection of a shareholder proposal to request that the Board of Directors consider approving, and submitting for shareholder approval at a future shareholder meeting, a proposal to convert the Fund from a closed-end fund to an open-end fund.


                                                   % OF          % OF SHARES
                                                OUTSTANDING      PRESENT AND
                                Shares Voted      SHARES           VOTING
-------------------------------------------------------------------------------
  For                           6,856,747         18.10%           42.03%
  Against                       9,458,807         24.97%           57.97%
  Abstain                         315,071          0.83%            N/A
  Broker Non-Votes             21,242,699         56.09%            N/A



* EDITH E. HOLIDAY,  CHARLES B. JOHNSON,  GREGORY E. JOHNSON,
DAVID W. NIEMIEC, FRANK A. OLSON, LARRY D. THOMPSON AND ROBERT E. WADE ARE DIRECTORS OF THE FUND WHO ARE CURRENTLY SERVING AND WHOSE TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.